Exhibit 10.1

SALE AND PURCHASE OF ASSETS AGREEMENT

This Sale and Purchase of Assets Agreement (“Agreement”), is made and entered into as February 5, 2024, (the “Effective Date”), by and between NUTRIPK LLC, a Florida Limited Liability Corporation with an address at 2530 Mercedes Drive, Fort Lauderdale, Florida 33316 (“Buyer”), Nutrifactory LLC, an affiliate of Buyer with an address at 4360 Oakes Rd #609, Davie, Florida 33314 (“Operator”) and Holy Cacao, Inc., a subsidiary of First Foods Group, Inc., a Nevada corporation with an address at c/o Incorp Services, Inc., 3773 Howard Hughes Parkway, Suite 500S, Las Vegas, NV 89169-6014 (“Seller”). Buyer and Seller may sometimes be referred to in this Agreement, individually, as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller maintains a facility located at 4360 Oakes Road, Unit 607-609, Davie, FL 33314 (“Facility”) with a lease of the premises that, pursuant to this Agreement, will be duly assigned to Operator, with landlord approval, including any extended lease terms, AND

WHEREAS, Buyer’s affiliate (CacaoWorks) and Seller have an Agreement for Facility and Equipment Use dated November 21, 2022, as amended on May 1, 2023, that will become null and void with the signing of this agreement, except for any provisions that survive termination, AND

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the “Assets” (Exhibit 1), which along with other consideration and settlement of obligations total $100,000.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1 Sale of Assets.

Assets described in Exhibit 1, representing the Assets sold to the Buyer AS IS, WHERE IS.

Section 2 Payment Terms for Assets.

Seller shall be paid the total amount of $100,000 with the execution of this Agreement.  Payment shall be made by wire transfer to First Foods Group bank account.

Section 3 Lease Agreement.

Seller currently has a lease for the Facility at the above address with the Landlord, Adler Properties, a copy of which is attached hereto as (EXHIBIT 2).

Operator shall, in conjunction with this Agreement, execute an assignment of lease in favor of Operator, to be signed by Seller, Landlord and Operator.

Such lease assignment shall remove Seller from any liability and Operator shall indemnify and hold Seller harmless against any claims by Landlord regarding the Lease.

Operator shall pay Landlord any fees it may charge for the Assignment Agreement.

Operator shall deposit with Landlord a security deposit as may be required by Landlord to assign the lease and cause Landlord to release to Seller the deposit currently held in regard to the lease, (the sum of $24,059.61).

The Security Deposit currently held is not included in the sale of assets under this Agreement. If the Landlord insists on holding onto the deposit and rather than taking a new deposit from Operator and reimbursing Seller, wishes that this be transacted between the parties, then Operator shall reimburse Seller for the full amount of the security deposit of $24,059.71.

Operator is assuming the lease and the premises in “as is” condition and under no circumstances shall Seller be responsible for any claims made against Tenant for the condition of the premises and Seller’s deposit shall not be used to offset any such claims.

Seller shall at the time of signing the Lease Assignment, clear up any balance with the Landlord up to the date of assignment.

The Lease Assignment is an integral part of this agreement and should the Lease Assignment fail to be signed with the conditions outlined herein, this Agreement shall be null and void.

Operator shall immediately transfer all utility accounts to its name and shall reimburse Seller within 3 days for any bill Seller receives relating to the facility, whether predating or post Agreement.

Section 3 No Purchase of Business or Entity.

This Agreement shall not in any way be construed as Buyer, or affiliates, buying either the Seller’s entity, its business or an asset purchase that constitutes a sale of Seller’s majority or all of its assets. Seller owns patents, recipes, formulas, equipment and raw materials. This Agreement constitutes a sale of Seller’s raw materials inventory, its interest in the leased premises, its security deposit, as well as some equipment and the improvements at Seller’s leased Facility.

Section 4 Representations, Warranties and Covenants.

a. Representations, Warranties and Covenants of Buyer.  Buyer represents, warrants and covenants to Seller that Buyer is: (i) a validly existing business entity in good standing in the jurisdiction in which Buyer was formed; (ii) authorized to do business in the state and locality in which it operates; (iii) authorized to enter into the transactions contemplated by this Agreement; (iv) is operating in compliance with all laws; and (v) is purchasing the Assets on an AS IS, WHERE IS basis.

b. Representations, Warranties and Covenants of Seller.  Seller represents, warrants and covenants to Buyer that Seller is: (i) a validly existing business entity in good standing in the jurisdiction in which Seller was formed; (ii) authorized to do business in the state and locality in which it operates; and (iii) authorized to enter into the transactions contemplated by this Agreement and is selling the Assets on an AS IS, WHERE IS basis.

c. When executed and delivered by each of Seller and Buyer, this Agreement will constitute the legal, valid and binding obligations of Seller and Buyer, enforceable against Seller and Buyer in accordance with its terms, except as may be limited by any applicable bankruptcy, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

Section 5 Indemnity and Limitation of Liability.

Each Party shall indemnify, defend and hold harmless the other Party and its representatives, directors, employees, agents, affiliates, successors and permitted assigns against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by each Party (collectively, “Losses”), relating to any action of a third party arising out of or related to:

i.	Each Party’s breach or non-fulfillment of any representation, warranty or covenant contained in this Agreement; or

ii.	Each Party’s non-compliance with the laws;

iii.	The negligence, gross negligence or willful or intentional act or omission of each Party, its owners, employees, agents or assigns.

iv.	Buyer shall indemnify Seller against any claims for any product sold by buyer from the date the agreement for equipment and Facility use went into effect.

Section 6 Termination.

This Agreement may not be terminated by either Party for any reason, unless agreed to by both parties in writing.

Section 7 Modification; Notice; Complete Agreement.

No change, alteration, modification, or addition to this Agreement shall be effective unless in writing and properly executed by both Parties.  Notices to either Party shall be sent to the addresses or email addresses set forth beneath their respective signatures or such other addresses or email addresses as may be provided by one Party to the other in writing.  Notice shall be deemed effective upon delivery.  This Agreement merges and supersedes all prior and contemporaneous discussions and agreements related to the subject matter of this Agreement.

Section 8 Use of Trademarked or Proprietary Names and Brands and Inventory.

Buyer shall destroy or reprocess any inventory of finished goods that exist as of this date, so that no claim can be brought against seller for any product defects that predate this Agreement.

Buyer shall destroy any and all labels, boxes or brochures that are in inventory that use the Seller’s names (i.e., First Foods Group Inc. or Holy Cacao Inc.). Buyer may not use any of the Brand names previously associated with the Seller.

Section 9. Sales Commissions.

Buyer shall pay Seller a sales commission equal to 5% of all gross sales for a period of five (5) years for all business it transacts with GNC, its affiliates or subsidiaries, either directly or through a subsidiary, related company or through a use agreement with key employees, for any business relationship starting within two (2) years of commencement of this Agreement.

Section 10 Apportionment and Allocation of Sale Agreement Amounts.

Seller may apportion or allocate any payments due under this agreement as it sees fit for accounting and tax purposes, between improvements, equipment and ingredients.

Section 11 Applicable Law.

This Agreement shall be governed by and construed exclusively in accordance with the laws of Florida, notwithstanding any conflict of or choice of law principle in any jurisdiction.

Section 12 Dispute Resolution.

Except for injunctive relief pursuant to this Agreement, the Parties agree that any dispute that may arise hereunder shall be resolved first by direct negotiation by authorized persons, and if negotiations should fail to produce a result, by mediation through a mutually agreeable mediator, and if mediation should fail to produce a result within thirty (30) days of commencement, by binding arbitration before the American Arbitration Association (“AAA”).  The matter shall be heard by a single judge selected by the AAA (“Arbitrator”), and there shall be no discovery unless otherwise expressly agreed to by the Parties.  Said arbitration shall be conducted in Broward County, Florida under the rules of the AAA.  The award of the Arbitrator shall be final and binding upon the Parties, subject only to such rights of appeal as are provided by the rules of the AAA.  The costs of the arbitration proceeding, including the fees of the Arbitrator, shall be borne equally by the disputants; notwithstanding, the prevailing Party shall be entitled to reimbursement of all legal costs and fees from the non-prevailing Party, provided that the Arbitrator shall determine allocations for such purposes in the event of a split determination.  The Parties hereby waive all rights they have under any applicable law to a jury trial in the course of any dispute arising under this Agreement.

Section 13 Severability; No Waiver.

If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  The failure of either Party to enforce or timely enforce its rights shall not be deemed a waiver, and a waiver in any instance shall not be deemed a continuing waiver or a waiver with respect to any other matter.

Section 14 Counterparts.

This Agreement may be executed in any number of counterparts, each of which taken together shall constitute one and the same instrument.

Section 15 Entire Agreement.

This Agreement is the final integration of the agreement between the Parties with respect to the matters covered by it and replaces any prior understandings or agreements, oral or written, with respect thereto.

Section 16 Definition of Buyer

Whenever “Buyer” is mentioned in sections 4, 5 8 and 9 in this agreement, it shall mean Buyer and all its affiliates.

[Signature Page Follows]

By signing below, each Party acknowledges that it has read, understands and agrees to the terms of this Agreement.  Each Party is hereby advised to review this Agreement with their respective attorneys and financial and tax advisors.  Each Party represents and warrants that it has either reviewed this Agreement with their respective attorneys and financial and tax advisors, or that each Party has had ample time to do so and elected not to.

BUYER:

Nutripk LLC

Signature

By:
Its:

SELLER:

Holy Cacao, Inc. / First Foods Group Inc.

Signature

By:	Mark J Keeley
Its:	Chief Financial Officer

CacaoWorks Inc.

Signature:

BY:
ITS:

OPERATOR:

Nutrifactory LLC

Signature

BY:
ITS:

Exhibit 1

List of Assets

Exhibit 2

Lease Agreement